                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------


                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported): NOVEMBER 13, 2002



                            GROUP 1 AUTOMOTIVE, INC.
             (Exact name of registrant as specified in its charter)



          DELAWARE                      001-13461                76-0506313
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)



       950 ECHO LANE, SUITE 100
            HOUSTON, TEXAS                                          77024
(Address of principal executive offices)                          (Zip code)



       Registrant's telephone number, including area code: (713) 647-5700
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ITEM 5. OTHER EVENTS.

         In 2001, Robert E. Howard II, a director and platform president of Group 1 Automotive, Inc. (the "Company") advised the Company, that upon the expiration of his current employment agreement on November 1, 2002, he planned to retire as an employee of the Company. As part of his retirement plan, Mr. Howard said that he would like to acquire an automobile dealership in Oklahoma City, Oklahoma. The Company informed Mr. Howard that, subject to the approval of the Board of Directors of the Company (the "Board"), waiving the conflict of interest policy and the non-competition provisions in Mr. Howard's employment agreement, the Company would have no objection to Mr. Howard acquiring a limited number of dealerships in Oklahoma City that the Company could not acquire.

         After the Board waived the Company's conflict of interest policy and the non-competition provisions in Mr. Howard's employment agreement with respect to the acquisitions of those dealerships, Mr. Howard proceeded to acquire Ford, Lincoln Mercury, Jaguar and Volvo dealerships in Oklahoma City. At that time, the Company was prohibited from acquiring any of these dealerships because the manufacturer-owner of the dealerships had targeted their sale to individuals only. Mr. Howard agreed to reimburse the Company for its services utilized in connection with the acquired dealerships and to reimburse the Company for the portion of his time spent on these dealerships while an employee of the Company. In addition, Mr. Howard agreed to locate the Jaguar and Volvo dealerships in a vacant building leased by the Company, adjacent to the Company's Mercedes-Benz dealership, for which Mr. Howard agreed to pay rent at a market rate.

         In September 2002, the Company was informed by Ford Motor Company that it could pursue the acquisition of Mr. Howard's Ford and Lincoln Mercury dealerships in Oklahoma City. The Company desired to acquire the franchises to add to its 13 franchises that operate in the Oklahoma City market. Mr. Howard agreed to sell the Ford and Lincoln Mercury dealerships to the Company at his effective cost, if the Company would sell to him the Company's Mercedes-Benz dealership in Oklahoma City at its appraised value. Mr. Howard's effective cost of the Ford and Lincoln Mercury dealerships is approximately $13 million. Mr. Howard will not realize a gain on this transaction and the Company believes its investment in the dealerships will be accretive to the Company's earnings per share. The appraised value of the Company's Mercedes-Benz dealership was $7.7 million, which exceeds the Company's cost.

         As part of the transaction, Mr. Howard will purchase unimproved land adjacent to the dealership for $79,000, which is considered fair market value and is the Company's cost basis. Also, Mr. Howard will no longer be paying monthly rent to the Company for the building adjacent to the Mercedes-Benz dealership, as this building is included in the Mercedes-Benz facilities lease that Mr. Howard will assume in connection with his purchase of this dealership.

         At the November 13, 2002, meeting of the Board of Directors of the Company, the Board approved the acquisition by the Company of the Ford and Lincoln Mercury dealerships in Oklahoma City from Mr. Howard and sale of the Company's Mercedes-Benz dealership, including the adjacent land, in Oklahoma City to Mr. Howard on the terms set forth in the
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preceding paragraphs. As part of that approval, the Board agreed to waive any conflict of interest and any non-competition covenants in Mr. Howard's employment agreement that might arise or be violated by virtue of Mr. Howard owning the Mercedes-Benz dealership.

         The acquisitions are subject to customary closing conditions, including approval of various manufacturers and government agencies.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           GROUP 1 AUTOMOTIVE, INC.


Date: November 15, 2002                    By:      /s/ SCOTT L. THOMPSON
                                              ----------------------------------
                                                 Scott L. Thompson
                                                 Executive Vice President, Chief
                                                 Financial Officer and Treasurer